LEVIATHAN EXCHANGE-TRADED INDEX TRUST
                            CERTIFICATE OF AMENDMENT
                                       TO
                              DECLARATION OF TRUST

WHEREAS, effective the 30th day of July 2002, the name of Nuveen Exchange-Traded Index Trust, a Massachusetts business trust, was changed to Leviathan Exchange-Traded Index Trust (the "Trust); and

WHEREAS, effective this 26th day of November 2002, the Trustees of the Trust desire to change the name of the Trust to PowerShares Exchange-Traded Fund Trust;

NOW THEREFORE, in accordance Article XIII, Section 4 of the Declaration of Trust of the Trust, as amended, the undersigned, being a majority of the Trustees of the Trust, do hereby amend the Declaration by striking Section 1 of Article I in its entirety and substituting in lieu thereof the following:

         Section 1: Name. This Trust shall be known as "PowerShares Exchange-Traded Fund Trust," and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of the 26th day of November, 2002.

                                    /s/ Bruce Bond
                                    ----------------------
                                    Bruce Bond, as Trustee
                                    227 East Prairie Avenue
                                    Wheaton, Illinois 60187


                                    /s/ Ranga Nathan
                                    ------------------------
                                    Ranga Nathan, as Trustee
                                    227 East Prairie Avenue
                                    Wheaton, Illinois 60187